Exhibit 10.1

December 20, 2013

Strictly Confidential & Personal

Mr. James P. Regan

Address 1

Address 2

Re:	Letter Agreement – Special Transaction Success Bonus

Dear Jim:

As you know, Dynamics Research Corporation (the “Corporation”) is currently contemplating strategic alternatives involving potential business combinations pursuant to a process designated as Project Leader. You have been and will continue to be instrumental in a successful consummation of a transaction resulting from Project Leader (the “Transaction”). To reward you for your extraordinary efforts in working toward the consummation of such Transaction, to reward you for your anticipated extraordinary efforts expended in connection with closing the Transaction (the “Closing”), and in consideration of (subject to payment to you of the Special Transaction Success Bonus within the time frame set forth below and execution of a Consulting Agreement between you and Engility Corporation contemporaneous with your execution of this Letter Agreement), your agreement to waive and relinquish any current or future rights or entitlements you would otherwise have pursuant to the Change in Control Agreement that you entered into with the Corporation on November 3, 1999 (the “Change in Control Agreement”) and pursuant to your Employment Agreement with the Corporation dated September 10, 1999 (the “Employment Agreement”), the Corporation is pleased to inform you of its intention to award to you a Special Transaction Success Bonus in the amount of Two Million Five Hundred Thousand dollars ($2,500,000) (the “Special Bonus”), less all applicable federal, state and local taxes and withholdings.

Payment of the Special Bonus is conditioned upon (i) your execution of this Letter Agreement by December 20, 2013, (ii) the Closing of the Transaction, (iii) your continued employment through the Closing of the Transaction (during which period you and the Corporation will be bound by the terms of the Employment Agreement), (iv) your execution of the General Release of Claims attached as Exhibit A hereto (the “Release”) within the forty-five (45) day review period described therein, and (v) your refraining from revoking the Release within the seven (7) day revocation period described therein. The Corporation or its successor will pay you the Special Bonus within three business days of the later of (i) the Closing of the Transaction and (ii) the expiration of the review and revocation periods described in the Release. This Letter Agreement is also subject to, and not effective until, its approval by the Board of Directors of the Corporation.

In the event that all or a portion of the Special Bonus described in this Letter Agreement,

either alone or in conjunction with any other payment to be received by you in connection with the Transaction, constitutes an “excess parachute payment” within the meaning of Section 280G of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), and, but for this paragraph, would at time of payment be subject to the excise tax imposed by Section 4999 of the Code or the loss of deduction to the Corporation under Section 280G of the Code, then the payment of the Special Bonus under this Letter Agreement shall be reduced to the minimum degree necessary to avoid application of such excise tax and such loss of deduction (or shall be eliminated, if no such reduction would avoid application of such excise tax and loss of such deduction).

Upon payment of the Special Bonus hereunder, you agree that all your current and future rights or entitlements and all obligations of the Corporation to you under the Employment Agreement and the Change of Control Agreement are extinguished and released. All of your rights and all obligations of the Corporation to you under your Change of Control Agreement and the Employment Agreement will remain in full force and effect in the event that the Special Bonus is not paid within the time frame set forth above. Notwithstanding the foregoing and the termination of your Employment Agreement upon the consummation of the Transaction, you agree to continue to be bound by the provisions of Section 3 of the Employment Agreement regarding confidential information, the protection of documents, non-competition, and assignment of intellectual property.

It is the intent of the Corporation and you that you shall not be entitled to exercise your rights to a payment under the Employment Agreement or the Change of Control Agreement in exchange for the payment of the Special Bonus under this Letter Agreement. Consequently, you will not be entitled to payment of a Special Bonus under this Letter Agreement if you exercise your rights to a payment under the Employment Agreement or the Change in Control Agreement in respect of the Transaction prior to the payment of the Special Bonus.

You agree, prior to any public filing of a copy of this Agreement by the Corporation, not to disclose or discuss the terms of this Letter Agreement to or with anyone without the express and specific written permission of the Corporation, it being acknowledged and agreed that the terms of this Letter Agreement may be disclosed to and discussed with your spouse and your personal financial or legal advisors (and, in each case, with such individuals only on a need-to-know basis), and with no other persons, except as may be required by law.

The Special Bonus under this Letter Agreement, to the extent it constitutes the deferral of compensation within the meaning of Section 409A of the Code, is intended to comply with the requirements of Section 409A of the Code, and shall be interpreted and construed consistently with such intent. The payment of the Special Bonus under this Letter Agreement is also intended to be exempt from Section 409A of the Code to the maximum extent possible as a short-term deferral pursuant to Treasury regulation §1.409A-1(b)(4). To the extent the review and revocation periods for the Release commences in one calendar year and ends in another, the Special Bonus will be paid in the later calendar year.

Congratulations, Jim. You are deserving of this Special Bonus, and we look forward to your continued efforts as the Corporation moves towards a Closing of the Transaction.

Yours sincerely,
DYNAMICS RESEARCH CORPORATION

By:	/s/ George T. Babbitt, Jr.
General George T. Babbitt, Jr.
Chair of the Compensation Committee of the Board of Directors

ACCEPTED AND AGREED TO:

/s/ James P. Regan
James P. Regan

December 20, 2013
Date